Exhibit 4.3
DENBURY RESOURCES INC.
DIRECTOR COMPENSATION PLAN
As amended on
February 22, 2001
May 11, 2005 and
June 29, 2011
AMENDMENT
                    Denbury Resources Inc., a Delaware corporation (the “Company”), in accordance with Section 6(b) of the Denbury Resources Inc. Director Compensation Plan, as amended (the “Plan”), amends the Plan effective February 2009 as set forth below:
1.	Section 2(a) shall be amended by deleting “100,000” and replacing it with “400,000” and deleting “6(e)” and replacing it with “5(f).”

2.	Section 5(a) shall be amended by deleting the words “The members of the Audit Committee” and replacing the with “The directors.”

3.	Section 5(d) shall be amended by deleting “1(j)” and replacing it with “1(g).”

4.	Section 6(a) is amended to read as follows:
“The Plan shall become effective on July 1, 2000, and unless earlier terminated or extended pursuant to Section 6(b), the Plan shall expire on July 1, 2015.”
5.	The remainder of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed this 29th day of June, 2011.

DENBURY RESOURCES INC.
/s/ Mark C. Allen
Mark C. Allen
Senior Vice President and Chief Financial Officer